Exhibit 99.1

NUTRISYSTEM, INC. REPORTS FOURTH QUARTER

AND YEAR END RESULTS FOR 2005

Expects 2006 Revenues to Be Up Almost 100%

Expects Comparable EPS Growth of at Least 130%

Horsham, PA -- February 21, 2006--NutriSystem, Inc. (NASDAQ: NTRI), a leading provider of weight management and fitness products and services, today announced results for the fourth quarter and year ended December 31, 2005, including:

NutriSystem, Inc., Full Year 2005

  Revenues generated in 2005 increased 459% to $212,506,000, compared to $37,996,000 in revenues generated in 2004;
  Operating income in 2005 grew to $33,290,000 from $1,529,000 in 2004;
  Net income in 2005 increased to $21,015,000 (or $0.59 per diluted share) compared to $1,019,000 (or $0.03 per diluted share) in 2004;

NutriSystem, Inc., Fourth Quarter 2005

  An increase of 783% in revenues to $69,617,000 in the fourth quarter 2005 compared to $7,880,000 in revenues in the fourth quarter of 2004;
  Strong growth in operating income to $9,655,000 in the fourth quarter of 2005 compared to an operating loss of $1,153,000 in the fourth quarter of 2004;
  An increase in net income to $6,271,000 (or $0.17 per diluted share) in the fourth quarter 2005 compared to net loss of $605,000 (or $0.02 loss per diluted share) generated in the fourth quarter of 2004.

"2005 was an extraordinary year for us," said Michael J. Hagan, Chairman and Chief Executive Officer. "I believe the financial results speak for themselves, but I'm most proud of how our team responded to the challenge of managing the business through hyper-growth mode. We now have a platform to support higher levels of customer activity."

"Additionally, we're off to a fast start with new customer additions in 2006," continued Mr. Hagan. "Our planned marketing spend for the first quarter 2006 is about 3 times greater than the first quarter of 2005, and we are projecting customer acquisition costs to be approximately the same as the first quarter of 2005. We are pleased with the return on our marketing investments."

Direct channel revenues reached $65,335,000 in the fourth quarter of 2005, an 828% increase over the same period in 2004. The Company added approximately 110,200 Direct channel new customers, a 725% increase from approximately 13,300 new customers in the fourth quarter 2004.

"In the fourth quarter we added significantly to our call center staff, fulfillment capacity and other elements of infrastructure in order to handle a jump in revenues in the first quarter that, based on the high end of our range, will be up more than 80% sequentially," said James D. Brown, Executive Vice President and Chief Financial Officer.  "These fourth quarter investments are now paying off."

"We are also very encouraged by the fourth quarter customer acquisition cost of $143," continued Mr. Brown.  "The fourth quarter is the costliest for television media and, seasonally it is when we think the consumer is least likely to want to start a diet.  The fact that our customer acquisition cost was within about 5% of the average for the year 2005 is an indication that our marketing execution continues to improve."

First Quarter and Full Year 2006 Outlook

For the first quarter of 2006, the Company estimates that revenues will be between $122 and $127 million, an increase of at least 225% year over year. Diluted earnings per share is expected to be between $0.40 and $0.42, excluding the effects of stock-based compensation. The Company estimates that these excluded expenses will amount to $0.01 to $0.02 per diluted share in the quarter. Further, the Company expects to add at least 200,000 new Direct channel customers in the first quarter of 2006, which represents an increase of at least 210% as compared to the same period of the prior year.

For the full year 2006, the Company estimates that revenues will be between $415 and $425 million, and diluted earnings per share will be $1.36 to $1.46 per share, excluding expenses related to stock-based compensation. The Company estimates that these excluded expenses, which were not included before 2006, will amount to $0.05 to $0.07 per diluted share.

"We've come a long way over the last three years in terms of revitalizing this brand, but we also know that our work is just beginning," Hagan concluded. "We will continue to emphasize product innovation and forge ahead with our marketing programs to reestablish this brand as one of the prominent brands in the weight management industry."

Conference Call and Webcast

Management will host a conference call and simultaneous webcast to discuss fourth quarter 2005 financial results today at 5:00 PM Eastern time. The conference call will include remarks about the quarter and the Company's outlook from members of the NutriSystem senior management team including Chairman and Chief Executive Officer Michael Hagan, President and Chief Operating Officer George Jankovic, and Executive Vice President and Chief Financial Officer James D. Brown. Interested parties may participate in the conference call by dialing 800-510-0146 (international: 617-614-3449) and entering access code 40473838, 5-10 minutes prior to the initiation of the call. A replay of the conference call will be available through March 21, 2006, by dialing 888-286-8010 (international: 617-801-6888) and entering access code 47561844. A webcast of the conference call will also be available for 90 days under the investor information section of NutriSystem's website, www.nutrisystem.com.

About NutriSystem, Inc.

Founded in 1972, NutriSystem (NASDAQ: NTRI) is a leading provider of weight management and fitness products and services. The Company offers a weight loss program based on portion-controlled, lower Glycemic Index prepared meals. The program has no membership fees and provides free online and telephone counseling.

Forward-Looking Statement Disclaimer

This press release may contain forward-looking statements that are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements regarding NutriSystem's outlook and guidance for the first quarter of 2006 and the full year 2006, its expectations regarding its ability to continue its growth while maintaining costs, statements about momentum in its business and other statements that are not statements of historical fact constitute forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, which are described in NutriSystem, Inc.'s Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission. The actual results may differ materially from any forward-looking statements due to such risks and uncertainties. NutriSystem, Inc. undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

Contacts:
James D. Brown EVP and Chief Financial Officer NutriSystem, Inc. Tel: 215-706-5302 Email: jbrown@nutrisystem.com	Brandi Piacente Investor Relations The Piacente Group, Inc. Tel: 212-481-2050 Email: brandi@thepiacentegroup.com

NUTRISYSTEM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share amounts)

	Three Months Ended December 31, __________________________		Year Ended December 31, _______________________
	2005	2004	2005	2004

REVENUE	$ 69,617	$ 7,880	$ 212,506	$ 37,996

COSTS AND EXPENSES:
Cost of revenues	35,410	4,427	109,431	21,612
Marketing	15,923	2,398	47,793	7,548
General and administrative	8,225	2,136	21,009	7,039
Depreciation and amortization	404	72	983	268
Total costs and expenses	59,962	9,033	179,216	36,467
Operating income (loss)	9,655	(1,153)	33,290	1,529
OTHER INCOME	~~---~~	134	~~---~~	134
INTEREST INCOME, net	470	12	860	36
Income (loss) before income taxes	10,125	(1,007)	34,150	1,699
INCOME TAXES	3,854	(402)	13,135	680
Net income (loss)	$ 6,271	$ (605)	$ 21,015	$ 1,019

BASIC INCOME (LOSS) PER SHARE	$ 0.18	$ (0.02)	$ 0.64	$ 0.03
DILUTED INCOME (LOSS) PER SHARE	$ 0.17	$ (0.02)	$ 0.59	$ 0.03

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	34,981	29,837	32,898	29,206
Diluted	37,316	29,837	35,618	31,842

NUTRISYSTEM, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands except share data)
	December 31,	December 31,
	2005	2004
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$ 3,902	$ 4,201
Marketable securities	42,066	~~---~~
Trade receivables	7,517	1,028
Inventories	34,153	3,679
Deferred income taxes	1,577	421
Other current assets	4,281	1,149
Total current assets	93,496	10,478

FIXED ASSETS, net	6,002	1,197
IDENTIFIABLE INTANGIBLE ASSETS, net	1,351	1,615
GOODWILL	465	465
DEFERRED INCOME TAXES	5,787	3,938
OTHER ASSETS	145	132
	$ 107,246	$ 17,825
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Current portion of note payable and capital lease obligation	$ 171	$ 136
Accounts payable	25,886	4,359
Accrued payroll and related benefits	963	368
Deferred revenue	856	311
Other current liabilities	150	204
Total current liabilities	28,026	5,378
NOTE PAYABLE AND CAPITAL LEASE OBLIGATION	254	272
Total liabilities	28,280	5,650

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
Preferred stock, $.001 par value (5,000,000 shares authorized, no shares issued and outstanding)	--	--
Common stock, $.001 par value (100,000,000 shares authorized; shares issued and outstanding-- 35,432,055 at December 31, 2005 and 30,132,860 at December 31, 2004)	35	30
Additional paid-in capital	79,149	33,378
Accumulated deficit	(218)	(21,233)
Total stockholders' equity	78,966	12,175
	$ 107,246	$ 17,825